Exhibit 5.6

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the report entitled "Prefeasibility Study Report for the Wheeler River Uranium Project Saskatchewan, Canada" dated October 30, 2018, and (2) all other references to the undersigned company included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: June 2, 2020

By:	/s/ Mark Liskowich
Mark Liskowich, P.Geo
SRK Consulting (Canada) Inc.